Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260976
Registration No. 333-264085

Prospectus Supplement No. 4

(to Prospectus dated December 29, 2021)

Prospectus Supplement No. 2

(to Prospectus dated April 15, 2022)

WeWork Inc.

760,765,488 Shares of Class A Common Stock

7,773,333 Warrants to Purchase Class A Common Stock

This prospectus supplement is a supplement to the prospectus dated December 29, 2021, which forms a part of our Registration Statement on Form S-1 (File No. 333-260976) (as supplemented to date, the “2021 Prospectus”), and the prospectus dated April 15, 2022, which forms a part of our Registration Statement on Form S-1 (File No. 333-264085) (as supplemented to date, the “2022 Prospectus” and, together with the 2021 Prospectus, the “Prospectuses”). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement. The 2021 Prospectus, together with this prospectus supplement, relate to (1) the issuance by us of up to 117,438,299 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), including the shares that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, consisting of the public warrants and the private placement warrants (each as defined in the 2021 Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the 2021 Prospectus or their permitted transferees, of up to 642,774,807 shares of Class A Common Stock (including shares underlying warrants). The 2022 Prospectus, together with this prospectus supplement, relate to the offer and sale, from time to time, by the selling securityholders identified in the 2022 Prospectus or their permitted transferees, of up to 552,382 shares of Class A Common Stock (including shares underlying warrants) and up to 7,773,333 private placement warrants.

Our Class A Common Stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “WE” and “WE WS,” respectively. On May 20, 2022, the closing price of our Class A common stock was $6.75 per share, and the closing price of our warrants was $1.35 per share.

Investing in our securities involves risks. See “Risk Factors” in the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 23, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2022

WEWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39419	85-1144904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Lexington Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(646) 389-3922

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock	WE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 5.07 Submission of Matters to a Vote of Security Holders

On May 18, 2022, WeWork Inc. (the “Company”) held its annual meeting of stockholders (the “Meeting”). Present at the Meeting in person or by proxy were holders of 539,729,850 shares of Class A and Class C common stock of the Company, together representing 74.47% of the voting power of the shares of common stock of the Company as of the close of business on March 21, 2022, the record date for the Meeting, and constituting a quorum for the transaction of business.

The stockholders of the Company voted on the following items at the Meeting:

1.	To elect nine directors to serve until the 2023 annual meeting and until their successors are elected.

2.	To approve, on a non-binding advisory basis, the 2021 compensation of the Company’s named executive officers.

3.	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the Company’s named executive officer compensation.

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

1. Election of Directors

Nominee	For	Against	Abstain	Broker Non-Vote
Sandeep Mathrani	514,122,614	0	3,466,478	22,140,758
Michel Combes	513,763,482	0	3,825,610	22,140,758
Bruce Dunlevie	514,264,854	0	3,324,238	22,140,758
Saurabh Jalan	514,738,424	0	2,850,668	22,140,758
Véronique Laury	514,961,551	0	2,627,541	22,140,758
Deven Parekh	515,026,925	0	2,562,167	22,140,758
Vivek Ranadivé	515,044,239	0	2,544,853	22,140,758
Kirthiga Reddy	514,131,235	0	3,457,857	22,140,758
Jeffrey “Jeff” Sine	514,338,511	0	3,250,581	22,140,758

Based on the votes set forth above, each director nominee was duly elected to serve until the 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified.

2. Advisory Vote on the Compensation of the Company’s Named Executive Officers

For	Against	Abstain	Broker Non-Votes
493,974,867	21,143,579	2,470,646	22,140,758

Based on the votes set forth above, the stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2021.

3. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

1-Year	2-Year	3-year	Abstain	Broker Non-Votes
513,664,734	138,485	105,894	3,679,979	22,140,758

Based on the result of this proposal, the Compensation Committee of the Board of Directors of the Company has determined to hold annual advisory votes on executive compensation until the next required vote on the frequency of future advisory votes to approve executive compensation.

4. Ratification of Appointment of Independent Registered Public Accounting Firm

For	Against	Abstain
537,895,245	228,934	1,603,671

There were no broker non-votes on this proposal.

Based on the votes set forth above, the stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending on December 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEWORK INC.

	By:	/s/ Jared DeMatteis
Date: May 23, 2022	Name:	Jared DeMatteis
	Title:	Chief Legal Officer